Exhibit 99.1

Calgon Carbon Previews Fourth Quarter Earnings

PITTSBURGH--(BUSINESS WIRE)--February 13, 2012--Calgon Carbon Corporation (NYSE: CCC) announced that it expects to report sales of approximately $138 million for the fourth quarter of 2011 and that earnings for the quarter will be adversely affected by the following:

  Expense of $2.2 million related to previously announced management changes in the leadership of its Europe and Asia regions;
  Unexpected expense of $1.7 million due to equipment failures during start-up of its new reactivation facilities in Europe and Asia; and
  An unfavorable impact of $1.7 million due to a much higher than expected proportion of sales of outsourced products in Japan at low margins.

The quarter will also be adversely affected by approximately $1.0 million of additional costs in connection with the Company’s growth initiatives including staffing at Hyde Marine and product testing for the mercury removal market and another $1.0 million of costs from accelerated asset depreciation and the final disposition of the company’s former PreZerve product line.

Commenting on the announcement, John S. Stanik, Calgon Carbon’s president and chief executive officer, said, “Our reactivation facilities in Feluy and China are expected to be fully operational by the first and second quarters of 2012, respectively. Management changes in Japan and the installation of SAP, which was completed in the first quarter of 2012, should support our efforts to better manage the mix of business in Japan.”

Mr. Stanik continued, “These fourth quarter charges had a negative impact on the company’s performance. The equipment failures were unexpected, but we remain committed to the implementation of our reactivation expansion strategy and to strengthening our position in ballast water treatment and mercury removal.”

Calgon Carbon is finalizing its fourth quarter results and expects to announce fourth quarter and full-year 2011 results on February 27, 2012.

For more information about Calgon Carbon's leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as "expect," "believe," "estimate," "anticipate," or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company's most recent Annual Report pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company's control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company's most recent Annual Report.

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795
www.calgoncarbon.com